Exhibit 99.1

Vision-Sciences, Inc. Announces $3.8 Million in Revenue for the First Quarter of Fiscal 2012
43% Revenue Growth

ORANGEBURG, N.Y., August 10, 2011 – Vision-Sciences, Inc. (Nasdaq:VSCI) today announced financial results for its first quarter of fiscal 2012, ended June 30, 2011. For the first quarter of fiscal 2012, net sales were $3.8 million, an increase of $1.1 million, or 43%, from the first quarter of fiscal 2011, ended June 30, 2010, primarily due to higher sales of our urology endoscopes and EndoSheath disposables as a result of the supply agreement with Stryker Corporation.  Sequentially, net sales grew $0.5 million, or 16%, from the fourth quarter of fiscal 2011, primarily due to higher urology sales as noted above.

Gross profit in the first quarter of fiscal 2012 was $1.1 million, or a gross margin of 30%, compared to $0.7 million, or a gross margin of 26%, an increase of $0.4 million. The higher gross profit was primarily attributable to higher sales and favorable manufacturing overhead absorption as a result of the higher production volume of our urology endoscopes and EndoSheath disposables.  Sequentially, gross profit grew $0.3 million, from a 24% gross margin in the fourth quarter of fiscal 2011 to a 30% gross margin in the first quarter of fiscal 2012, primarily due to higher sales and favorable manufacturing overhead absorption as noted above.

Operating loss in the first quarter of fiscal 2012 was $2.5 million compared to $2.4 million in the first quarter of fiscal 2011, an increase of $0.1 million. The increase in operating loss was primarily attributable to increased operating expenses of $0.5 million related to selling, general, and administrative charges for non-cash stock based compensation, corporate overhead allocations and a one-time recovery of a bad debt expense in the first quarter of fiscal 2011 that was not repeated in the first quarter of fiscal 2012.  These expenses were partially offset by a higher gross profit of $0.4 million.

Warren Bielke, our interim Chief Executive Officer, stated “We are pleased with our first quarter of fiscal 2012 results relative to the first and fourth quarters of fiscal 2011 as we achieved sales growth of 43% year-over-year and 16% sequentially. Helping to drive our top-line were sales of $1.6 million to Stryker during the quarter. This is certainly a positive start to our relationship with Stryker.”

Mr. Bielke continued, “We are also satisfied with the increase in our gross margin. This achievement is the result of our continued efforts with improving and refining the manufacturing of our product lines, as well as driving higher sales. Our sales growth and higher margins have contributed to a successful start to fiscal 2012.”

Abbreviated results (in thousands, except for per share data and percentages) for the first quarter of fiscal 2012 and 2011 were as follows:

	Three Months Ended
	June 30,
	2011	2010	Difference	%
Net sales	$3,756	$2,632	$1,124	43%
Gross profit	1,128	689	439	64%
Operating loss	(2,491)	(2,387)	104	4%
Net loss	(2,630)	(2,469)	161	7%
Net loss per common share - basic and diluted	$(0.06)	$(0.07)	$(0.01)	-14%

Please refer to the attached condensed consolidated balance sheets and condensed consolidated statements of operations for more detail.

Net loss for the first quarter of fiscal 2012 was $2.6 million, or $0.06 per basic and diluted common share, compared to $2.5 million, or $0.07 per basic and diluted common share, in the first quarter of fiscal 2011. The increase in net loss of $0.2 million was primarily attributable to increased operating expenses of $0.5 million as noted above, partially offset by a higher gross profit of $0.4 million.

Medical sales increased 47% to $3.1 million in the first quarter of fiscal 2012 from $2.1 million in the first quarter of fiscal 2011, and industrial sales increased 27% to $0.7 million from $0.5 million for the same period last year. Within medical sales:

•	ENT and TNE (trans-nasal esophagoscopy) sales increased 10% to $0.5 million from $0.4 million;
•	Urology sales increased 102% to $1.9 million from $0.9 million;
•	Bronchoscopy sales decreased 74% to $0.1 million from $0.4 million;
•	SpineView sales were $0.1 million (there were no sales in the first quarter of fiscal 2011); and
•	Repairs, peripherals, and accessories sales increased 66% to $0.5 million from $0.3 million.

Net sales detail (in thousands, except for percentages) for the first quarter of fiscal 2012 and 2011 were as follows:

	Three Months Ended
	June 30,
Market/Category	2011	2010	Difference	%
ENT and TNE	$477	$434	$43	10%
Urology	1,908	945	963	102%
Bronchoscopy	107	417	(310)	-74%
SpineView	78	-	78	n/m *
Repairs, peripherals, and accessories	535	323	212	66%
Total medical sales	3,105	2,119	986	47%
Total industrial sales	651	513	138	27%
Net sales	$3,756	$2,632	$1,124	43%

* Not meaningful

Net sales detail (in thousands, except for percentages) for the first quarter of fiscal 2012 and fourth quarter of fiscal 2011were as follows:

	Three Months Ended
	June 30,	March 31,
Market/Category	2011	2011	Difference	%
ENT and TNE	$477	$673	$(196)	-29%
Urology	1,908	1,260	648	51%
Bronchoscopy	107	75	32	43%
SpineView	78	19	59	311%
Repairs, peripherals, and accessories	535	435	100	23%
Total medical sales	3,105	2,462	643	26%
Total industrial sales	651	765	(114)	-15%
Net sales	$3,756	$3,227	$529	16%

Conference Call

We will host a conference call to discuss the first quarter of fiscal 2012 financial results and provide an update on the Company on August 11, 2011 at 8:30 am EDT. The dial-in number for the call is 877.303.1595. Please dial in five minutes prior to the call to register. A recording of the call will be available through August 18, 2011. The replay dial-in is 404.537.3406. The replay pass code is 90209807. The call may also be accessed via a live audio webcast available in the investor relations section of our website at www.visionsciences.com. The audio webcast of the call will be archived and available for replay through the website.

Forward Looking Statements

Except for the historical information provided, the matters discussed in this release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Vision-Sciences or its management “believes,” “expects,” “allows,” “anticipates,” or other words or phrases of similar import.  Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions, or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those in forward-looking statements.  Other risk factors are detailed in our most recent annual report and other filings with the Securities and Exchange Commission. We do not assume any obligation to update any forward-looking statements as a result of new information or future events or developments.

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On® EndoSheath® Technology, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product.

Vision-Sciences owns the registered trademarks Vision Sciences®, Slide-On®, EndoSheath®, EndoWipe® and The Vision System®.  Information about Vision-Sciences' products is available at www.visionsciences.com.

CONTACT:   Vision-Sciences, Inc.
Katherine Wolf, CFO and EVP, Corporate Development
(845) 365-0600

VISION-SCIENCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	June 30,	March 31,
	2011	2011
ASSETS	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$5,191	$9,180
Accounts receivable, net of allowance for doubtful accounts of $74 and $56, respectively	1,170	1,592
Inventories, net	6,763	6,096
Prepaid expenses and other current assets	426	332
Total current assets	13,550	17,200

Machinery and equipment	3,394	3,182
Demonstration equipment	960	1,413
Furniture and fixtures	224	224
Leasehold improvements	372	372
Total property and equipment, at cost	4,950	5,191
Less—accumulated depreciation and amortization	2,597	2,970
Total property and equipment, net	2,353	2,221
Other assets, net of accumulated amortization of $91 and $90, respectively	72	73
Deferred debt cost, net of accumulated amortization of $213 and $172, respectively	231	272
Total assets	$16,206	$19,766

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Capital lease obligations	$103	$65
Accounts payable	848	921
Accrued expenses	624	782
Accrued compensation	872	706
Advances from customers	4,032	5,693
Total current liabilities	6,479	8,167
Line of credit—related party	5,000	5,000
Capital lease obligations, net of current portion	154	75
Total liabilities	11,633	13,242

Commitments and Contingencies	-	-
Stockholders’ equity:
Preferred stock, $0.01 par value—
Authorized—5,000 shares
Issued and outstanding—none	-	-
Common stock, $0.01 par value—
Authorized—75,000 shares
Issued and outstanding—44,432 shares and 44,025 shares, respectively	444	440
Additional paid-in capital	95,018	94,339
Treasury stock at cost, 2 shares and none, respectively	(4)	-
Accumulated deficit	(90,885)	(88,255)
Total stockholders’ equity	4,573	6,524
Total liabilities and stockholders’ equity	$16,206	$19,766

VISION-SCIENCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2011	2010

Net sales	$3,756	$2,632
Cost of sales	2,628	1,943
Gross profit	1,128	689

Selling, general, and administrative expenses	2,927	2,478
Research and development expenses	692	598
Operating loss	(2,491)	(2,387)

Interest income	5	2
Interest expense	(99)	(55)
Debt cost expense	(41)	(27)
Other, net	(1)	1
Loss before provision for income taxes	(2,627)	(2,466)
Income tax provision	3	3
Net loss	$(2,630)	$(2,469)

Net loss per common share - basic and diluted	$(0.06)	$(0.07)

Weighted average shares used in computing
net loss per common share - basic and diluted	44,027	36,856